As filed with the Securities and Exchange Commission on January 26, 2021

Registration No. 333-210870
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Renal Associates Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-2170749
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

500 Cummings Center Beverly, Massachusetts	01915
(Address of Principal Executive Offices)	(Zip Code)

American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan
American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors
American Renal Associates Holdings, Inc. 2010 Stock Incentive Plan
American Renal Holdings Inc. 2005 Equity Incentive Plan
American Renal Associates, Inc. 2000 Equity Incentive Plan
(Full Title of the Plan)

Nick Mendez
Chief Executive Officer
500 Cummings Center
Beverly, Massachusetts 01915
(Name and address of agent for service)

(978) 922-3080
(Telephone number, including area code, of agent for service)

Copies to:

Mark S. Opper
Adam P. Small
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by American Renal Associates Holdings, Inc., a Delaware corporation (“ARA”), with the U.S. Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-8 (No. 333-210870), filed with the SEC on April 22, 2016, which registered the offering of an aggregate of (i) 4,000,000 shares of ARA common stock, $0.01 par value per share (“Shares”), under the American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan, (ii) 34,350 Shares under the American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors, (iii) 5,591,708 Shares under the American Renal Associates Holdings, Inc. 2010 Stock Incentive Plan, (iv) 115,936 Shares under the American Renal Holdings Inc. 2005 Equity Incentive Plan and (v) 4,093 Shares under the American Renal Associates, Inc. 2000 Equity Incentive Plan.

On January 25, 2021, pursuant to the Agreement and Plan of Merger, dated as of October 1, 2020 (as it may be amended from time to time, the “Merger Agreement”), by and among ARA, IRC Superman Midco, LLC, a Delaware limited liability company (“Parent”) and an affiliate of Nautic Partners, LLC, and Superman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of IRC (“Merger Sub”), Merger Sub merged with and into ARA (the “Merger”), with ARA continuing as the surviving corporation and a wholly owned subsidiary of Parent.

In connection with the Merger, ARA is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by ARA in the Registration Statement, ARA hereby removes and withdraws from registration the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on January 26, 2021.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Nick Mendez
	Name:	Nick Mendez
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.